Exhibit 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie.reinsmidt@cblproperties.com

CBL PRICES $400 MILLION OF SENIOR UNSECURED NOTES

CHATTANOOGA, Tenn. - (December 6, 2016) CBL & Associates Properties, Inc. (NYSE: CBL) announced today that its majority-owned operating partnership subsidiary, CBL & Associates Limited Partnership (the “Operating Partnership”), priced a $400 million offering of 5.95% Senior Notes Due 2026 (the “notes”) under its existing shelf registration statement. The notes will mature on December 15, 2026. Settlement is scheduled for December 13, 2016, subject to customary closing conditions.

The Operating Partnership expects to use the net proceeds from the offering of approximately $391 million, after deducting the underwriting discount and other offering expenses payable by the Operating Partnership, to reduce amounts outstanding under its unsecured revolving credit facilities and for general business purposes.

Wells Fargo Securities, J.P. Morgan, Jefferies, US Bancorp, BofA Merrill Lynch and Stifel are serving as Joint Book-Running Managers for the offering of the notes. BB&T Capital Markets, FTN Financial Securities Corp., Regions Securities LLC, Ramirez & Co., Inc., TD Securities are serving as Co-Managers for the offering of the notes.

The issuer has filed a registration statement on Form S-3 relating to these securities with the Securities and Exchange Commission. A preliminary prospectus supplement relating to the offering and an accompanying prospectus have been filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or other jurisdiction.

The offering of these securities will be made only by means of a prospectus supplement and accompanying prospectus. A copy of the prospectus supplement and prospectus relating to the offering, when available, may be obtained by contacting Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, calling toll-free: 1-800-645-3751 or emailing: wfscustomerservice@wellsfargo.com; J.P. Morgan Securities LLC, 383 Madison Avenue, 3rd Floor, New York, NY 10179, Attention: High Grade Syndicate Desk or by calling collect: (212)-834-4533; Jefferies LLC, 520 Madison Avenue, 3rd Floor, New York, New York 10022, attention of High Grade Syndicate Desk or by calling toll-free at 1-877-877-0696 or U.S. Bancorp Investments, Inc., 214 North Tryon Street, 26th Floor, Charlotte, NC 28202, Attention: High Grade Syndicate or by calling toll-free: (877) 558-2607.

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CBL Prices $400 Million Senior Unsecured Notes

December 6, 2016

About CBL & Associates Properties, Inc.
Headquartered in Chattanooga, TN, CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in 123 properties, including 77 regional malls/open-air centers. The properties are located in 27 states.

Forward-Looking Statements
Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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